MARKETING CONSULTING AGREEMENT


This consulting agreement is made and entered into as of August 20, 1999, by and among RENU-U International, Inc. dba/ ColorMax, a U.S. based corporation with its principal offices at 14251-A Chambers Road, Tustin CA 92780 (The "Corporation") and Michael Swader reside at 10714 Abercorn Street, #20-C, Savannah, Georgia 31419 (The "Consultant").

Now, therefore, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree to as follows:

1. Provision of Services: The consultant shall, to the extent reasonably required in the conduct of the business of the Corporation, place at the disposal of the Corporation, Consultant's judgment and experience and, to such extent and at the prior written request of the Corporation, provide business development and Medical Marketing services to the Corporation, including without limitation the following;

   (i) The Consultant shall provide through its experience, agents, and contacts the Corporation with the opportunity for and contact with the Consultant's Optical Doctors network. The Consultant shall actively pursue and make contact for and on behalf of the Corporation (as deemed fit by the Corporation). This service shall be provided for the duration of the Agreement set forth herein, and/or until the corporation has reached an appropriate level of market support in the territory of the United States of America, as agreed by the parties.

  (ii) Consultant shall introduce and facilitate contracts with business networks that are known to consultant for the purpose of providing Corporation's products to the businesses' employees,

  (iii) Consultant shall seek to set appointments for ColorMax management personnel to meet with the aforementioned entities, in order to enable discussions promoting ColorMax and its products.

  (iv) The Consultant shall use its best efforts in the furnishing of advice and make available qualified professionals for the performance of it's obligations under this agreement. To the extent reasonably practical, Consultant shall use its own personnel rather than outside professionals.

2. Compensation: The Consultant shall accept free trading Corporation stock for the consulting services to be provided under this Agreement. This consideration may be met by the delivery of free trading Corporation stock of Fifty Thousand (50,000-) unrestricted common stock, at the discretion of the Corporation to this agreement.

3. Term: This Agreement shall be in effect for 180 days, or until the completion of all tasks set forth herein by the Consultant from date of contract execution. The Corporation may at any time, and at it's sole discretion, terminate this Agreement with a fifteen day written notice to Consultant.

4. Non-Disclosure and Non-Compete: The Consultant agrees not use any confidential data disclosed by ColorMax except for its own use or for any purpose approved by ColorMax in writing. All employees and staffs who shall engage in ColorMax businesses shall observe such restriction. During the term of this Agreement, consultant shall not market, sell, lease, promote or distribute any products which uses similar technologies or functions, and compete with ColorMax products in the Territory.

5. Liability: Indemnification: The Corporation shall indemnify, save harmless and defend Consultant and it's officers, employees and agents from and against any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, its activities as a consultant to the Corporation hereunder, except for any loss, damage, liability, judgment, cost or expense resulting from willful malfeasance, bad faith or gross negligence in the performance of the Consultant's duties hereunder.

      The Consultant shall indemnity, save harmless and defend the Corporation and it's officers, directors, employees and agents from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by the Corporation by reason of, or gross negligence in the performance of the Consultant's duties hereunder. The Consultant shall at all times be an independent contractor of the Corporation and except as expressly provided or authorized by this agreement, shall have no authority to act for or represent the Corporation in any manner whatsoever.

6. General: This Agreement sets forth the entire agreement and understanding between the parties with respect to it's subject matter and supersedes all prior discussions, agreements and understandings of every and any nature between them with respect thereto. This agreement shall be by and construed in accordance with the laws of the state of California applicable to agreements made to be performed entirely within such state.

7. This agreement may be signed in counterparts via facsimile for expedition of this Agreement only and each such counterpart shall be deemed a part of this Agreement and to be an original.

8.     Endorsements:

  For The Corporation:
  RENU-U International, Inc. dba/ColorMax


/s/ J. Kim                                Date: August 23, 1999
--------------------                            ---------------------
J. Kim, Director


For the Consultant:


/s/ Michael Swader                        Date: August 24, 1999
--------------------                            ---------------------
Michael Swader

                          [LETTERHEAD OF CONCEPTUA]


August 25, 1999

Mr. Branden T. Burningham
Attorney At Law
455 East Fifth South-Suite 205
Salt Lake City, Utah 84111

Dear Mr. Burningham,


     After careful consideration of the regulations regarding the issuance of compensatory shares of Renu-U International, Inc., dba "ColorMax Technologies, Inc.", to be registered on Form S-8 of the Securities and Exchange Commission, I have outlined the following list of services to be provided under our "Marketing Consulting Agreement".

     1.) Contact and product promotion to 941 opthamologists throughout the United States with the objective of securing market penetration for ColorMax lenses;

     2.) Introduction of ColorMax personnel and products to a network of major self-insured businesses with the objective of securing commercial endorsements and product utilization;

     3.) Introduction of ColorMax personnel and products to a network of Third Party Payers (e.g., insurance companies and managed care companies) with intent to secure support and payment for ColorMax products;

     4.) Creation and maintenance of a ColorMax website with links to the business, physician and third party payer networks.

     It is my belief that the prohibitions of the S-8 filing are not applicable to the nature of my Company, Conceptua (a sole proprietorship) or to the services that will be provided to ColorMax under our agreement.

Feel free to contact me for any additional assistance.



Sincerely,


/s/ Michael E. Swader
---------------------
Michael E. Swader
President, Conceptua, Inc.

              [LETTERHEAD OF BRANDEN T. BURNINGHAM, ESQ.]


August 24, 1999


Mr. Michael Swader
10714 Abercorn Street, Suite 20-C
Savannah, Georgia 31419


Re: Issuance of compensatory shares of common stock of Renu-U International, Inc., a Delaware corporation doing business as "ColorMax Technologies, Inc." (the "Company"), to Michael Swader, consultant, to be registered on Form S-8 of the Securities and Exchange Commission


Dear Mr. Swader:

          I represent the Company in connection with the foregoing and have been engaged to prepare a Registration Statement on Form S-8 of the Securities and Exchange Commission for the registration of the securities to be issued to you under a consulting agreement with the Company.

          I have prepared a brief Summary of certain recent amendments of the Securities and Exchange Commission to this Form, and have enclosed a copy thereof for your review.

          Please review this Summary and advise me in writing of the types of services you are to render, and please facsimile me a copy of this Summary, with your typed comments (I cannot scan hand written notations for an EDGAR filing), indicating, if applicable, that these prohibitions do not relate to you or the services you are to render. If you provide separate hand written comments, I will be happy to have them typed on this Summary.

          I am advised that the Company has recently completed its Annual Report on Form 10-KSB for the calendar year ended December 31, 1998, and its Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1999, and June 30, 1999. These Forms must be completed and filed with the Securities and Exchange Commission before the Company can complete its S-8 filing; once they are filed, the Company has confirmed that it will provide you with copies, along with a copy of the written consulting agreement regarding the shares to be issued pursuant to the S-8.

          Thank you very much.

                              Yours very sincerely,

                                    /s/ Branden T. Burningham

                              Branden T. Burningham



cc:  Renu-U International, Inc.